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NEWS RELEASE	Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Announces New Leadership Appointments

Mark Rohr to Become Executive Chairman of the Board;
Lori Ryerkerk to Become Chief Executive Officer

DALLAS -April 8, 2019- Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced that Mark Rohr, Chairman and Chief Executive Officer (CEO), will assume the position of Executive Chairman of Celanese’s Board of Directors. After an extensive search, the Board has selected Lori Ryerkerk to succeed Rohr as CEO. The appointments are effective May 1, 2019 and at that time Ryerkerk will also join Celanese’s Board.

In Rohr’s Executive Chairman role, he will remain focused on guiding the strategic options to unlock value for Celanese shareholders and overseeing the achievement of the company’s 2020 growth strategy, while working closely with Ryerkerk to ensure a seamless CEO transition.

Ryerkerk is an accomplished global executive, bringing to Celanese an impressive track record of creating value at large international corporations. Throughout her 35-year career, she has held a variety of senior leadership roles at petrochemicals and refining businesses in the United States, Europe, and Asia. Ryerkerk most recently served as Executive Vice President of Global Manufacturing of Royal Dutch Shell where she was responsible for all chemical and refining assets globally and led an organization of 30,000 employees and contractors. Before joining Shell in 2010, Ryerkerk worked for ExxonMobil for 24 years where she held positions of increasing responsibility in management, strategy and operations, and at Hess Corporation. Ryerkerk earned a B.S. degree in chemical engineering from Iowa State University.

“Lori’s extensive experience in leading global operations and managing some of the most complex technologies, engineering and supply chain systems in the world complement the opportunities before us to advance our rapid growth and continue our global expansion to satisfy our business objectives. Beyond this, Lori is a skilled international leader who is passionate about developing talent in a high-performing inclusive culture. Her leadership capabilities and diverse experience are a perfect fit to what we have built at Celanese. I welcome Lori to the team and look forward to working closely with her to execute on our growth strategy,” said Rohr.

“I am very excited to join the Celanese team and get to know and work with all of its employees. I have long admired the company for its focus on execution and commercial innovation as well as its unwavering commitment to safety and environmental stewardship,” said Ryerkerk. “Mark and the team have built a tremendous company culture and I will be building on the company’s strong performance momentum and continuing to drive growth and shareholder value.”

About Celanese

Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2018 net sales of $7.2 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Europe (Germany)
Chuck Kyrish	W. Travis Jacobsen	Jens Kurth
+1 972 443 4574	+1 972 443 4400	+49(0)69 45009 1574
chuck.kyrish@celanese.com	william.jacobsen@celanese.com	j.kurth@celanese.com

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company or its customers will realize these benefits or that these expectations will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release, including with respect to the acquisition. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.